ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Document Number
20140774887-18
Filing Date and Time
11/24/2014 9:30 AM
Entity Number
C2365-2004

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Integrated Energy Solutions, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Integrated Energy Solutions, Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "**Board**") on November 20, 2014 in accordance with the provisions of its Articles of Incorporation (as amended and may be amended from time to time, the "**Articles of Incorporation**") and by-laws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

WHEREAS, the Corporation has authorized 10,000,000 shares of preferred stock, par value $0.001 per share, which the Board has the authority to issue in one or more series, with such rights, preferences and designations as it deems necessary or advisable without any additional action by the Corporation's shareholders (the "**Preferred Stock Authorization**"); and

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, and by-laws of the Corporation, each as amended or amended and restated through the date hereof, including the Preferred Stock Authorization, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "**Preferred Stock**") and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. <u>NAME OF THE CORPORATION</u>

Integrated Energy Solutions, Inc.

II. <u>DESIGNATION AND AMOUNT; DIVIDENDS</u>

A. <u>Designation</u>. The designation of said series of preferred stock shall be Series B Convertible Preferred Stock, $0.001 par value per share (the "**Series B Preferred**").

B. <u>Number of Shares</u>. The number of shares of Series B Preferred authorized shall be nine million five hundred thousand (9,500,000) shares, each of which shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "**Series B Stated Value**").

C. <u>Dividends</u>: Initially, there will be no dividends due or payable on the Series B Preferred. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

III. <u>LIQUIDATION AND REDEMPTION RIGHTS.</u>

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series B Preferred shall be entitled to receive, on parity with the holders of the Corporation's Common Stock (the "Common Stock"), based on the amount that

would be received if each one (1) share of Series B Preferred was fully converted into one hundred (100) shares of the Common Stock, assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series B Preferred shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

IV. MANDATORY CONVERSION.

Upon the Corporation's completion of a corporate restructuring, as shall be determined by the Board in its sole discretion, each share of Series B Preferred shall be converted into that certain amount of the Common Stock such that each holder of Series B Preferred will hold, after giving effect to such conversion, 0.00001% of the issued and outstanding Common Stock for each share of Series B Preferred. By way of example only, in the event that as of the date of such mandatory redemption there are 2,000,000 shares of Common Stock issued and outstanding and a particular Series B Preferred holder owns 950,000 shares of Series B Preferred and all 9,500,000 shares of Series B Preferred are issued and outstanding, then the entire class of Series B Preferred will be converted into an aggregate of 38,000,000 shares of Common Stock, of which such Series B Preferred holder will be converted into 3,800,000 shares of Common Stock.

V. RANK

All shares of the Series B Preferred shall rank on par with the Corporation's Common Stock, based on the amount that would be received if each one (1) share of Series B Preferred was fully converted into one hundred (100) shares of the Corporation's Common Stock.

VI. VOTING RIGHTS

Each one share of the Series B Preferred shall have voting rights equal to one hundred (100) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or by-laws.

VII. PROTECTION PROVISIONS

So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred, alter or change the rights, preferences or privileges of the Series B Preferred so as to affect adversely the holders of Series B Preferred.

XIII. MISCELLANEOUS

A. Status of Converted or Redeemed Stock: In case any shares of Series B Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred.

B. **Lost or Stolen Certificates**: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Certificates if the holder of the Series B Preferred contemporaneously requests the Corporation to convert such holder's Series B Preferred.

C. **Waiver**: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder may be waived as to all shares of Series B Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred.

D. **Notices**: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Integrated Energy Solutions, Inc.
480 Forest Avenue Suite 1
Locust Valley, NY 11560
Telephone: (702) 583-7790
Attention: Ernest Remo, Chief Executive Officer

If to the holders of Series B Preferred, to the address listed in the Corporation's books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 20th day of November, 2014.

INTEGRATED ENERGY SOLUTIONS, INC.

By: ______________________________

Name: Ernest Remo

Title: Chief Executive Officer